UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14D-9
(Rule 14d-101)

Solicitation/Recommendation Statement
Under Section 14(d)(4) of the Securities Exchange Act of 1934

SIZMEK INC.
(Name of Subject Company)

SIZMEK INC.
 (Name of Persons Filing Statement)

Common Stock, Par Value $0.001 Per Share
(Title of Class of Securities)

83013P105
(CUSIP Number of Class of Securities)

Neil H. Nguyen
President and Chief Executive Officer
Sizmek Inc.
500 W. 5th Street, Suite 900
Austin, TX 78701
(Name, address and telephone number of persons authorized to receive notices and communications on behalf of the persons filing statement)

With copies to:
William P. O’Neill
Latham & Watkins LLP
555 Eleventh Street, NW, Suite 1000
Washington, D.C. 20004
(202) 637-2200

☒	Check the box if the filing relates solely to preliminary communications made before the commencement of a tender offer.

The information set forth under Items 1.01 and 9.01 of the Current Report on Form 8-K dated August 3, 2016 (including all exhibits attached thereto) filed by Sizmek Inc. on August 3, 2016 6:04 a.m. Eastern Time, is incorporated herein by reference.